CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference of our report dated February 27, 2014 on the financial statements and financial highlights of the Crawford Dividend Growth Fund and Crawford Dividend Opportunity Fund, in Post-Effective Amendment Number 303 to the Registration Statement (Form N-1A, No. 333-100654), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 30, 2014